Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GAMESTOP CORP.

GAMESTOP, INC.

GSC HOLDINGS CORP.,

COWBOY SUBSIDIARY LLC,

EAGLE SUBSIDIARY LLC

AND

ELECTRONICS BOUTIQUE HOLDINGS CORP.

DATED AS OF APRIL 17, 2005

Section 3.20	Opinion of Financial Advisors
Section 3.21	Brokers
Section 3.22	No Negotiations

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GAMESTOP AND HOLDCO
Section 4.1	Organization, Standing and Corporate Power
Section 4.2	Subsidiaries
Section 4.3	Capital Structure
Section 4.4	Authority
Section 4.5	Non-Contravention; Consents and Approvals
Section 4.6	SEC Reports and Financial Statements
Section 4.7	No Undisclosed Liabilities
Section 4.8	Information Supplied
Section 4.9	Absence of Certain Changes or Events
Section 4.10	Compliance with Applicable Laws
Section 4.11	Taxes
Section 4.12	Transactions with Affiliates
Section 4.13	Financing
Section 4.14	Voting Requirements
Section 4.15	Opinion of Financial Advisors
Section 4.16	State Takeover Statutes and Rights Plan
Section 4.17	Brokers
Section 4.18	Holdco; Merger Subs
Section 4.19	No Negotiations
Section 4.20	Separation Agreement

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1	Conduct of Business
Section 5.2	No Solicitation by the Company
Section 5.3	No Solicitation by GameStop
Section 5.4	Control of Other Party’s Business
Section 5.5	Transition

ARTICLE VI ADDITIONAL AGREEMENTS
Section 6.1	Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings
Section 6.2	Letters of the Company’s Accountants
Section 6.3	Letters of GameStop’s Accountants
Section 6.4	Access to Information; Confidentiality
Section 6.5	Reasonable Best Efforts
Section 6.6	[Intentionally Omitted]
Section 6.7	Cooperation
Section 6.8	No Takeover Statutes Apply
Section 6.9	Tax-Free Qualification
Section 6.10	Indemnification; Directors’ and Officers’ Insurance
Section 6.11	Public Announcements

Section 6.12	Affiliates
Section 6.13	NYSE Listing
Section 6.14	Stockholder Litigation
Section 6.15	Section 16 Matters
Section 6.16	Employee Benefit Plans
Section 6.17	Governance
Section 6.18	Rights Agreement
Section 6.19	Tax Opinion

ARTICLE VII CONDITIONS PRECEDENT
Section 7.1	Conditions to Each Party’s Obligation to Effect the Mergers
Section 7.2	Conditions to Obligations of GameStop and Holdco
Section 7.3	Conditions to Obligations of the Company
Section 7.4	Frustration of Closing Conditions

ARTICLE VIII TERMINATION
Section 8.1	Termination
Section 8.2	Effect of Termination
Section 8.3	Fees and Expenses

ARTICLE IX GENERAL PROVISIONS
Section 9.1	Nonsurvival of Representations and Warranties
Section 9.2	Notices
Section 9.3	Interpretation
Section 9.4	Counterparts
Section 9.5	Entire Agreement; No Third-Party Beneficiaries
Section 9.6	Governing Law
Section 9.7	Assignment
Section 9.8	Consent to Jurisdiction; Waiver of Jury Trial
Section 9.9	Specific Enforcement
Section 9.10	Amendment
Section 9.11	Extension; Waiver
Section 9.12	Severability

TABLE OF DEFINED TERMS

Action	59
Adjusted Option	11
Adjustment Event	10
Affiliate	59
Agreement	1
Amended and Restated Holdco Charter	2
Antitrust and Competition Laws	45
Antitrust Filings	45
Average Closing Price	9
B&N	31
Bank Commitment Letters	30
Benefit Plans	49
Bryan Cave	51
Business Day	59
Cancelled Shares	5
Certificates	6
Certificates of Merger	3
Citigroup	30
Closing	4
Closing Date	4
Code	2
Company	1
Company Adverse Recommendation Change	37
Company Benefit Plans	18
Company Cash Consideration	4
Company Certificate of Merger	3
Company Certificates	5
Company Common Stock	4
Company Disclosure Letter	13
Company Indemnified Parties	47
Company Intellectual Property	21
Company Merger	3
Company Merger Consideration	5
Company Merger Sub	1
Company Permitted Liens	20
Company Preferred Stock	13
Company Representatives	36
Company SEC Documents	15
Company Stock Consideration	5
Company Stock Option	11
Company Stock Option Plans	11
Company Stockholder Approval	22
Company Stockholders Meeting	43
Company Superior Proposal	37
Company Takeover Proposal	37

v

Company Termination Fee	57
Company’s Current Premium	47
Confidentiality Agreement	44
DGCL	1
Dissenting Shares	10
Dissenting Stockholder	10
DLLCA	1
Effective Time	3
Environmental Claim	21
Environmental Laws	21
Environmental Permits	21
ERISA	18
ESPP	11
Exchange Act	15
Exchange Agent	6
Exchange Fund	6
Expenses	56
Form S-4	17
GAAP	16
GameStop	1
GameStop Adverse Recommendation Change	40
GameStop Benefits Plan	50
GameStop Certificate of Merger	3
GameStop Certificates	6
GameStop Charter Amendment	30
GameStop Class A Common Stock	5
GameStop Class A Consideration	5
GameStop Class B Common Stock	5
GameStop Class B Consideration	5
GameStop Common Stock	5
GameStop Disclosure Letter	23
GameStop Indemnified Parties	47
GameStop Merger	3
GameStop Merger Consideration	5
GameStop Merger Sub	1
GameStop Preferred Stock	24
GameStop Representatives	39
GameStop Rights	24
GameStop Rights Agreement	24
GameStop SEC Documents	26
GameStop Series A Preferred Stock	24
GameStop Stock Option	11
GameStop Stock Option Plan	11
GameStop Stockholder Approval	30
GameStop Stockholders Meeting	44
GameStop Superior Proposal	40

GameStop Takeover Proposal	40
GameStop Termination Fee	57
GameStop, Inc.	1
GameStop’s Current Premium	48
Governmental Entity	15
Holdco	1
Holdco Class A Common Stock	2
Holdco Class B Common Stock	2
Holdco Common Stock	2
Holdco Preferred Stock	3
Holdco Series A Preferred Stock	3
Holdco Stock Option Plan	12
HSR Act	15
HSR Filing	45
Indemnified Parties	47
Infringe	21
Insiders	49
Intellectual Property	59
Joint Proxy Statement	15
Kim Group	2
Kim Group Voting Agreement	2
Klehr Harrison	51
Knowledge	59
Law	60
Liability	60
Liens	60
Material Adverse Effect	60
Material Contract	20
Merger Consideration	5
Merger Subs	1
Mergers	3
Merrill Lynch	22
New Plans	50
Notice of Company Adverse Recommendation	37
Notice of GameStop Adverse Recommendation	40
Objecting Party	45
Outside Date	54
Permits	17
Permitted Liens	61
Person	61
PJSC	22
Riggio Group	2
Riggio Group Voting Agreement	2
SEC	15
Section 16 Information	49
Securities Act	15

Separation Agreement	31
Spin-Off	23
Subsidiary	61
Substantial Negotiations	23
Takeover Statute	22
Tax Return	20
Taxes	19
Transferee	7
Voting Agreements	2

Exhibit A	Kim Group Voting Agreement
Exhibit B	Riggio Group Voting Agreement
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Holdco
Exhibit D	Form of Amended and Restated Bylaws of Holdco
Exhibit E	Form of Company Certificate of Merger
Exhibit F	Form of GameStop Certificate of Merger
Exhibit G	Form of Amended and Restated Certificate of Incorporation of the Company
Exhibit H	Form of Amended and Restated Bylaws of the Company
Exhibit I	Form of Amended and Restated Certificate of Incorporation of GameStop
Exhibit J	Form of Amended and Restated Bylaws of GameStop

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 17, 2005, by and among GameStop Corp., a Delaware corporation (“GameStop”), GameStop, Inc., a Minnesota corporation (“GameStop, Inc.”) , GSC Holdings Corp., a Delaware corporation and wholly-owned subsidiary of GameStop, Inc. (“Holdco”), Cowboy Subsidiary LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco (“GameStop Merger Sub”), Eagle Subsidiary LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco (“Company Merger Sub” and, together with GameStop Merger Sub, the “Merger Subs”), and  Electronics Boutique Holdings Corp.,  a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Company and GameStop have each determined that a business combination between GameStop and the Company is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), whereby each issued and outstanding share of capital stock of the Company will be converted into the right to receive shares of capital stock of Holdco and cash as provided in Section 2.1 and each issued and outstanding share of capital stock of GameStop will be converted into the right to receive shares of capital stock of Holdco as provided in Section 2.2;

WHEREAS, prior to the date hereof, GameStop, Inc. organized Holdco for the sole purpose of effectuating the Mergers (as defined herein) and the other transactions contemplated hereby and GameStop, Inc. is the sole stockholder of Holdco;

WHEREAS, prior to the date hereof, Holdco organized Company Merger Sub and GameStop Merger Sub for the sole purpose of effectuating the Mergers and Holdco is the sole member of both Company Merger Sub and GameStop Merger Sub;

WHEREAS, (i) the Board of Directors of the Company has determined that the Company Merger (as defined herein) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) the Board of Directors of GameStop has determined that the GameStop Merger (as defined herein) is advisable and fair to, and in the best interests of, GameStop and its stockholders and (iii) the Board of Directors of Holdco has determined that the Mergers are advisable and fair to, and in the best interests of, Holdco and its stockholders;

WHEREAS, the Company, GameStop and Holdco desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

WHEREAS, for Federal income tax purposes, it is intended that the exchange of GameStop Common Stock (as defined herein) and Company Common Stock (as defined herein) for Holdco Common Stock pursuant to the Mergers, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a condition and inducement to GameStop’s willingness to enter into this Agreement, EB Nevada Inc., and James J. Kim (collectively, the “Kim Group”) are entering into a Voting Agreement, dated as of the date hereof, in the form of Exhibit A hereto (the “Kim Group Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions of the Kim Group Voting Agreement, the Kim Group has agreed to vote all shares of Company Common Stock beneficially owned by the Kim Group in favor of the adoption of this Agreement and not to sell or otherwise transfer any shares of Company Common Stock prior to the termination of such Kim Group Voting Agreement in accordance with its terms;

WHEREAS, as a condition and inducement to the Kim Group’s willingness to enter into the Kim Group Voting Agreement, GameStop has agreed to cause Holdco to enter into a registration rights agreement in the form attached thereto on or prior to the Closing Date; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Leonard Riggio, Barnes & Noble College Bookstores, Inc. and The Riggio Foundation (collectively, the “Riggio Group”) are entering into a Voting Agreement, dated as of the date hereof, in the form of Exhibit B hereto (the “Riggio Group Voting Agreement,” and together with the Kim Group Voting Agreement, the “Voting Agreements”), pursuant to which, among other things, and subject to the terms and conditions of the Riggio Group Voting Agreement, the Riggio Group has agreed to vote all shares of GameStop Common Stock beneficially owned by them in favor of the adoption of this Agreement and not to sell or otherwise transfer any shares of GameStop Common Stock prior to the termination of such Riggio Group Voting Agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows (capitalized terms used below shall have the meanings ascribed thereto as referenced in the Table of Defined Terms):

ARTICLE I

THE MERGERS

Section 1.1             Holdco.  On or prior to the Effective Time, GameStop shall cause Holdco to amend and restate its certificate of incorporation such that it will be substantially in the form attached hereto as Exhibit C (the “Amended and Restated Holdco Charter”), which, among other things, will increase the authorized capital stock of Holdco to the following:  (i) 300,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Holdco Class A Common Stock”), of which one share shall be issued to GameStop, Inc.; (ii) 100,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Holdco Class B Common Stock” and, together with the Holdco Class A Common Stock, the “Holdco Common Stock”); and (iii) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Holdco Preferred Stock”), of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Holdco Series A Preferred Stock”).  At or immediately following the

Effective Time, Holdco shall amend its amended and restated certificate of incorporation to change its name to “GameStop Corp.”.  On or prior to the Effective Time, Holdco shall amend and restate its bylaws such that it will be substantially in the form attached hereto as Exhibit D.  On or prior to the Effective Time, Holdco shall adopt a Rights Agreement with The Bank of New York, as rights agent, substantially in the form of the GameStop Rights Agreement, as amended from time to time, which shall entitle the holders of Holdco Common Stock to purchase, on the occurrence of certain events, Holdco Series A Preferred Stock.

Section 1.2             The Mergers.  At the Effective Time:

(a)           The Company Merger Sub shall be merged with and into the Company (the “Company Merger”).  The Company will be the surviving corporation in the Company Merger, and the separate existence of the Company Merger Sub shall cease.  As a result of the Company Merger, the Company shall become a wholly-owned Subsidiary of Holdco.

(b)           GameStop Merger Sub shall be merged with and into GameStop (the “GameStop Merger” and, together with the Company Merger, the “Mergers”).  GameStop will be the surviving corporation in the GameStop Merger, and the separate existence of GameStop Merger Sub shall cease.  As a result of the GameStop Merger, GameStop shall become a wholly-owned Subsidiary of Holdco.

(c)           The Mergers will have the effects set forth in the DGCL and the DLLCA.

Section 1.3             Effective Time of the Mergers.  Subject to the provisions of this Agreement, on the Closing Date, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

(a)           The Company shall execute and deliver for filing a certificate of merger  in the form of Exhibit E hereto (the “Company Certificate of Merger”) to the Secretary of State for the State of Delaware, in such form and manner provided in the DGCL and the DLLCA.  The Company shall make all other filings required under the DGCL or the DLLCA to effect the Company Merger.

(b)           GameStop shall execute and deliver for filing a certificate of merger in the form of Exhibit F hereto (the “GameStop Certificate of Merger” and, together with the Company Certificate of Merger, the “Certificates of Merger”) to the Secretary of State for the State of Delaware, in such form and manner provided in the DGCL and the DLLCA.  GameStop shall make all other filings required under the DGCL or the DLLCA to effect the GameStop Merger.

(c)           Each Merger shall become effective upon the filing of the appropriate Certificate of Merger with the Secretary of State for the State of Delaware or, in each case, at such time thereafter as is provided in such Certificate of Merger as agreed to by the Company and GameStop; provided that the Mergers shall become effective at the same time (such time as the Mergers become effective, the “Effective Time”).

Section 1.4             Closing.  The closing of the Mergers (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by GameStop and the Company.  The Closing shall be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104, unless another place is agreed to in writing.

Section 1.5             Certificates of Incorporation and Bylaws of the Surviving Corporations.  (a)  The certificate of incorporation and bylaws of the Company as in effect immediately before the Effective Time shall be amended as of the Effective Time so as to read in their entirety in the form attached hereto as Exhibit G and Exhibit H, respectively, and, as so amended, shall be the certificate of incorporation and bylaws, respectively, of the Company as the surviving corporation in the Company Merger, until thereafter changed or amended as provided therein or by applicable Law.

(a)           The certificate of incorporation and bylaws of GameStop as in effect immediately before the Effective Time shall be amended as of the Effective Time so as to read in their entirety in the form attached hereto as Exhibit I and Exhibit J, respectively, and, as so amended, shall be the certificate of incorporation and bylaws, respectively, of GameStop as the surviving corporation in the GameStop Merger, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6             Officers and Directors of the Surviving Corporations.  (a)  At the Effective Time, the directors and officers of the Company, as the surviving corporation in the Company Merger, shall be the same as the directors and officers of Holdco at the Effective Time, in accordance with Section 6.17.

(b)           At the Effective Time, the directors and officers of GameStop, as the surviving corporation in the GameStop Merger, shall be the same as the directors and officers of Holdco at the Effective Time, in accordance with Section 6.17.

ARTICLE II

EFFECT OF THE MERGERS; SURRENDER OF CERTIFICATES AND PAYMENT

Section 2.1             Conversion of Company Securities.  At the Effective Time, by virtue of the Company Merger and without any action on the part of Holdco, Company Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Company Common Stock.  Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall, subject to Section 2.3(f), be converted into the right to receive the following consideration:  (i) $38.15 in cash (the “Company Cash Consideration”) without interest and (ii) 0.78795 validly issued, fully paid, nonassessable shares of Holdco Class A Common Stock (the “Company Stock Consideration” and, together with the Company Cash Consideration, the “Company Merger Consideration”).

(b)           Company and GameStop-Owned Shares.  Each share of Company Common Stock owned by the Company, Company Merger Sub or GameStop (“Cancelled Shares”), in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no consideration shall be paid with respect thereto.

(c)           Conversion of Company Merger Sub Membership Interests.  The membership interests of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into one fully paid non-assessable share of common stock, par value $0.01 per share, of the Company, as the surviving corporation in the Company Merger.

(d)           Exchange of Certificates.  Certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Company Certificates”) shall be exchanged in accordance with Section 2.3.

Section 2.2             Conversion of GameStop Securities.  At the Effective Time, by virtue of the GameStop Merger and without any action on the part of Holdco, GameStop Merger Sub, GameStop or the holders of any of the following securities:

(a)           Conversion of GameStop Class A Common Stock.  Each share of Class A common stock, par value $0.001 per share, of GameStop (“GameStop Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.2(c)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Holdco Class A Common Stock (the “GameStop Class A Consideration”).

(b)           Conversion of GameStop Class B Common Stock.  Each share of Class B common stock, par value $0.001 per share, of GameStop (“GameStop Class B Common Stock” and, together with the GameStop Class A Common Stock, the “GameStop Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.2(c)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Holdco Class B Common Stock (the “GameStop Class B Consideration”, and together with the GameStop Class A Consideration, the “GameStop Merger Consideration” and together with the Company Merger Consideration, the “Merger Consideration”).

(c)           GameStop and Company-Owned Shares.  Each share of GameStop Class A Common Stock and GameStop Class B Common Stock owned by GameStop, GameStop Merger Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(d)           Conversion of GameStop Merger Sub Membership Interests.  The membership interests of GameStop Merger Sub outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of GameStop, as the surviving corporation in the GameStop Merger.

(e)           Cancellation of Holdco Common Stock.  Each share of Holdco Common Stock held by GameStop, Inc. immediately prior to the Effective Time shall be cancelled, and no consideration shall be paid with respect thereto.

(f)            Exchange of Certificates. Certificates that immediately prior to the Effective Time represented shares of GameStop Common Stock (the “GameStop Certificates” and, together with the Company Certificates, the “Certificates”) shall be exchanged in accordance with Section 2.3.

Section 2.3             Exchange of Certificates.

(a)           Exchange Agent.  As soon as practicable following the date of this Agreement and in any event not less than 15 Business Days prior to the Closing Date, GameStop will designate a national bank or trust company reasonably satisfactory to the Company to act as agent of Holdco for purposes of, among other things, mailing and receiving transmittal letters and distributing the Merger Consideration to the Company’s and GameStop’s stockholders (the “Exchange Agent”).  The Exchange Agent shall also act as the agent for the Company’s and GameStop’s stockholders for the purpose of receiving and holding their Certificates and shall obtain no rights or interests in the shares represented by such Certificates.  As of the Effective Time, Holdco and the Exchange Agent shall enter into an agreement which will provide that Holdco shall have deposited with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock and GameStop Common Stock for exchange in accordance with this Article II, through the Exchange Agent, cash and certificates representing the shares of Holdco Common Stock (such cash and such shares of Holdco Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Holdco Common Stock, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 and 2.2 in exchange for outstanding shares of Company Common Stock and GameStop Common Stock.

(b)           Exchange Procedures.

(i)            As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose shares of Company Common Stock or GameStop Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Holdco may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii)           After the Effective Time, upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal contemplated in Section 2.3(b)(i), duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.3(c) and cash in lieu of any fractional share of Holdco Common Stock in accordance with

Section 2.3(f), and the Certificate so surrendered will forthwith be canceled.  In the event of a transfer of ownership of shares of Company Common Stock or GameStop Common Stock that are not registered in the transfer records of the Company or GameStop, as applicable, payment may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered (the “Transferee”), if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.3(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.3(c) and cash in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).  No interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

(c)           Dividends; Other Distributions.  No dividends or other distributions with respect to Holdco Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.3(f), and all such dividends, other distributions and cash in lieu of fractional shares of Holdco Common Stock will be paid by Holdco to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable escheat or similar Laws, following surrender of any such Certificate in accordance herewith, there will be paid to the holder of the certificate representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and the amount of any cash payable in lieu of a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Holdco Common Stock.

(d)           No Further Ownership Rights in Company Common Stock.  All shares of Holdco Common Stock issued and all Company Cash Consideration paid upon the surrender for exchange of Company Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.3(c) and Section 2.3(f)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates, subject, however, to Holdco’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement and in each case which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to Holdco or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(e)           No Further Ownership Rights in GameStop Common Stock.  All shares of Holdco Common Stock issued upon the surrender for exchange of GameStop Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c)) will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of GameStop Common Stock theretofore represented by such GameStop Certificates, subject, however, to Holdco’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by GameStop on such shares of GameStop Common Stock in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement and in each case which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of Holdco of the shares of GameStop Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, GameStop Certificates are presented to Holdco or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(f)            No Fractional Shares.

(i)            No certificates or scrip representing fractional shares of Holdco Common Stock will be issued upon the surrender for exchange of Company Certificates, no dividend or distribution of Holdco will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Holdco.

(ii)           Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Company Merger who would otherwise be entitled to receive a fraction of a share of Holdco Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive, in lieu thereof, an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled by (B) the average of the closing prices for a share of GameStop Class A Common Stock as reported on the NYSE Composite Transactions Reports (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the ten trading days prior to, but not including, the Closing Date (the “Average Closing Price”) .

(iii)          As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates formerly representing shares of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Certificates formerly representing shares of Company Common Stock subject to and in accordance with the terms of Section 2.3(b).

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to Holdco, upon demand, and any holders of Certificates who have not theretofore complied with this Article II may thereafter look only to Holdco for payment of their claim for Merger Consideration, and any dividends or distributions, if any, with respect to Holdco Common Stock and any cash in lieu of fractional shares of Holdco Common Stock, as applicable.

(h)           No Liability.  None of Holdco, GameStop, the Company or the Exchange Agent will be liable to any Person in respect of any shares of Holdco Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Holdco Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)            Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco in direct obligations of the U.S. Treasury, on a daily basis.  Any interest and other income resulting from such investments will be paid to Holdco.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Holdco shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(j)            Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such Person pursuant to this Agreement.

Section 2.4             Certain Adjustments.  If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Holdco Common Stock, GameStop Common Stock or Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares or readjustment, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the Merger Consideration will be proportionately and appropriately adjusted to reflect such Adjustment Event.

Section 2.5             Appraisal Rights.  Shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Company Merger Consideration at or after the Effective Time unless and until the holder of such shares (a “Dissenting Stockholder”) withdraws such demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal.  If a holder of Dissenting Shares withdraws such demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted as of the Effective Time into and represent the right to receive the Company Merger Consideration, without interest thereon.  The Company shall give Holdco and GameStop prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and, prior to the Effective Time Holdco and GameStop shall have the right to participate in, and after the Effective Time Holdco shall have the right to direct, all negotiations and proceedings with respect to such demands except as required by applicable Law.  The Company shall not, except with prior written consent of Holdco and GameStop, which may be given or withheld in its sole discretion, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 2.6             Further Assurances.  At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of the Company, GameStop or any of the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, GameStop or any of the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation of the Mergers any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the surviving corporations in the Mergers as a result of, or in connection with, the Mergers.

Section 2.7             Withholding Rights.  Holdco or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code (including any backup withholding or withholding required by Section 1445 of the Code), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Holdco or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Holdco or the Exchange Agent, as the case may be.

Section 2.8             Stock Options and Other Equity Awards.  (a)  Company Stock Option Plans.  The Board of Directors of the Company or the appropriate committee thereof shall take all action necessary so that each option or other right to acquire one (1) share of Company Common Stock (each, a “Company Stock Option”) under the Company’s 1998 Equity Participation Plan and 2000 Equity Participation Plan (collectively, the “Company Stock Option Plans”), which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, as of the Effective Time, cease to represent an option or other right to acquire shares of Company Common Stock and shall instead represent the right to receive, as soon as practicable after the Effective Time, an amount in cash equal to (A) the Company Cash Consideration plus (B) the Company Stock Consideration multiplied by the Average Closing

Price minus (C) the exercise price per share of such stock option minus (D) any applicable tax withholding.

(b)           Employee Stock Purchase Plan.  At the Effective Time, each option or other right to acquire one share of Company Common Stock under the Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”), which, in each case, is outstanding immediately prior to the Effective Time shall, subject to the terms of the ESPP, cease to represent an option or other right to acquire shares of Company Common Stock and shall instead represent the right to receive, upon the next Offering Termination Date (as defined in the ESPP), the Company Merger Consideration.  The Company shall take all action necessary to terminate the ESPP as of June 30, 2005, and no person shall have any rights under such plan from and after such termination; provided, however, that such termination shall not affect any options to purchase shares of Company Common Stock that were issued prior to the date hereof and for which shares of Company Common Stock will be issued on June 30, 2005.

(c)           Reservation of Shares.  Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to shares of Holdco Common Stock to be delivered in accordance with this Section 2.8.  Promptly after the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Holdco Common Stock necessary to fulfill Holdco’s obligations under this Section 2.8 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company equity awards remain outstanding.

Section 2.9             GameStop Stock Options; GameStop Stock Option Plans.  (a)  Assumption of GameStop Stock Options.  At the Effective Time, (i) each outstanding option or other right to acquire, whether vested or unvested immediately prior to the Effective Time, shares of GameStop Class A Common Stock (each a “GameStop Stock Option”), and (ii) the Amended and Restated 2001 Incentive Plan of GameStop (the “GameStop Stock Option Plan”) and all agreements thereunder, shall be assumed by Holdco.  At the Effective Time, each GameStop Stock Option so assumed by Holdco under this Agreement (an “Adjusted Option”), shall continue to have, and be subject to, the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the GameStop Stock Option Plan and the documents governing the GameStop Stock Options immediately before the Effective Time, except that each GameStop Stock Option will be exercisable for that number of shares of Holdco Class A Common Stock equal to the number of shares of GameStop Class A Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time.  The date of grant of each Adjusted Option will be the date on which the corresponding GameStop Stock Option was granted.

(b)           Stock Plans.  GameStop and Holdco agree that the GameStop Stock Option Plan will be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including conversion of shares of the GameStop Class A Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Holdco Class A Common Stock on a basis consistent with the transactions contemplated by this Agreement.  GameStop agrees to submit the amendment to the GameStop

Stock Option Plan to its stockholders if such submission is determined to be necessary by counsel to GameStop; provided, however, that such approval will not be a condition to the consummation of the Mergers.

(c)           Reservation of Shares.  Holdco (i) will reserve for issuance the number of shares of Holdco Class A Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 2.9, (ii) will issue or cause to be issued the appropriate number of shares of Holdco Class A Common Stock, pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded and (iii) intends to adopt the Holdco 2005 Incentive Plan (the “Holdco Stock Option Plan”) which will be substantially in the form of the GameStop Stock Option Plan, except that the number of shares of Holdco Class A Common Stock issuable pursuant to such plan will be up to an additional 5,000,000.  Promptly after the Effective Time, Holdco will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Holdco Class A Common Stock necessary to fulfill Holdco’s obligations under this Section 2.9.  Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as awards granted under the GameStop Stock Option Plan and Holdco Stock Option Plan remain outstanding.

(d)           Notices.  As soon as practicable after the Effective Time, Holdco will deliver to the holders of the GameStop Stock Options appropriate notices setting forth such holders’ rights pursuant to the GameStop Stock Option Plan and the agreements evidencing the grants of such GameStop Stock Options and that such GameStop Stock Options and the related agreements will be assumed by Holdco and will continue in effect on the same terms and conditions (subject to the modification required by this Section 2.9 after giving effect to the Mergers).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to GameStop concurrently with the execution of this Agreement, which disclosure letter is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article III (the “Company Disclosure Letter”), the Company hereby represents and warrants to GameStop and Holdco:

Section 3.1             Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Company.  The

Company has made available to GameStop prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and bylaws, memorandum and articles of association or other governing documents of itself and each of its Subsidiaries each as amended to the date of this Agreement.

Section 3.2             Subsidiaries.  All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens other than Permitted Liens.  All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of the Company are beneficially owned, directly or indirectly, by the Company.  No Subsidiary of the Company owns, either directly or indirectly, any shares of capital stock of the Company.  The Company does not, directly or indirectly, own any capital stock or other equity interest in any Person other than its Subsidiaries.

Section 3.3             Capital Structure.  (a)  The authorized capital stock of the Company consists entirely of (i) 100,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock”).  At the close of business on April 14, 2005 (i) 24,766,479 shares of Company Common Stock were issued and outstanding; (ii) 2,784,635 shares of Company Common Stock were held by the Company in its treasury; (iii) 1,285,332 shares of Company Common Stock were subject to issued and outstanding Company Stock Options granted under the Company Stock Option Plans; (iv) no more than 5,000 shares of Company Common Stock were subject to issued and outstanding options or other rights to acquire Company Common Stock under the ESPP; and (v) no shares of Company Preferred Stock were issued and outstanding.  All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(b)           Set forth on Schedule 3.3(b) of the Company Disclosure Letter is (i) the authorized capital stock or other equity interests of each of the Subsidiaries and the issued and outstanding shares or other equity interests of each of the Subsidiaries of the Company (including shares of restricted stock); (ii) shares of stock or other equity interests held by the relevant Subsidiary in its treasury; (iii) shares or other equity interests of the relevant Subsidiary that were subject to issued and outstanding options granted under relevant stock option plans; and (iv) shares of preferred stock of each Subsidiary of the Company.  All outstanding shares or other equity interests of capital stock of each of the Subsidiaries are, and all shares or other equity interests that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(c)           Except as set forth in Section 3.3(a) and (b), as of April 14, 2005, (1) there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, or (iii) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (2) there are no outstanding obligations of the Company or any of its

Subsidiaries to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (ii) repurchase, redeem or otherwise acquire any such securities.

Section 3.4             Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Company Merger, to the Company Stockholder Approval, to consummate or cause the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Company Merger, to receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GameStop and Holdco, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.  The Board of Directors of the Company has (i) duly and validly approved this Agreement, (ii) determined and declared that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders and (iii) resolved to recommend to such stockholders that they vote in favor of the Company Merger and (iv) approved the Kim Group Voting Agreement, in each case subject to Section 5.2.  The Company has furnished to GameStop a certified copy of resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Company Merger and the other transactions contemplated hereby.

Section 3.5             Non-Contravention; Consents and Approvals.  (a)  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of any of the Company and its Subsidiaries, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company and its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture or other agreement, instrument, permit, concession, franchise, lease, license or other authorization applicable to any of the Company and its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), conflict with or violate any judgment, order, decree or Law applicable to any of the Company and its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company and that would not prevent or materially delay consummation of the Mergers.

(b)           No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any court, administrative, regulatory or other governmental agency, tribunal, body, instrumentality, entity, commission or authority, whether supra-national, national, federal, state, local or municipal, including without limitation of the United States, the European Union, Canada or any other applicable jurisdiction and political subdivisions thereof, or any non-governmental self-regulatory agency, commission or authority or any arbitral tribunal in any applicable jurisdiction (each, a “Governmental Entity”) or any third party is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for:  (i) the Company Stockholder Approval, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a joint proxy statement relating to the Company Stockholders Meeting and the GameStop Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (iv) all necessary registrations and filings and approvals or waivers under the Antitrust and Competition Laws, including in respect of the HSR Filings by the Company, GameStop and any member of the Kim Group under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other filings either required under any other applicable Antitrust and Competition Laws or that the Company and GameStop deem advisable; (v) notifications to NASDAQ and, in the case of GameStop, filings with and approvals of the NYSE to permit the shares of Holdco Common Stock that are to be issued in the Mergers to be listed on the NYSE; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company and that would not prevent or materially delay consummation of the Mergers.

Section 3.6             SEC Reports and Financial Statements.  (a)  The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act with the SEC since February 1, 2002 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Company SEC Documents”).  As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).  No Subsidiary of the Company is required to make any filings with the SEC or any comparable regulatory authority in any jurisdiction.

(c)           The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by it in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to GameStop a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.

Section 3.7             No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except Liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since January 29, 2005, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8             Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Holdco in connection with the issuance of Holdco Common Stock in the Mergers (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and GameStop’s stockholders or at the time of the Company Stockholders Meeting or the GameStop Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by GameStop or Holdco specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

Section 3.9             Absence of Certain Changes or Events.  Since January 29, 2005, (a) each of the Company and its Subsidiaries has conducted its respective operations only in the ordinary course consistent with past practice, (b) there has not occurred (i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries other than dividends paid to the Company or any of its Subsidiaries by a wholly-owned Subsidiary; or (iii) any material change by the Company or any of its Subsidiaries in accounting principles or methods, and (c) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1 hereof.

Section 3.10           Compliance with Applicable Laws.  (a)  Except as disclosed in the Company SEC Reports, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws (including the Sarbanes-Oxley Act and the USA Patriot Act of 2001), except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company.  The operations of the Company and its Subsidiaries have not been and are not being conducted in violation of any Permit necessary for the conduct of their respective businesses as currently conducted, except where any such violations, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company.

(b)           The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons (“Permits”) necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company.

Section 3.11           Employee Benefit Plans.  (a)               Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, consulting, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability under any applicable Law, including each multiemployer plan (as defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) each change of control agreement providing benefits under any applicable Law to any current or former employee, officer or director of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, the “Company Benefit Plans”).

(b)           With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect on the Company, whether under ERISA, the Code, any other applicable Law or otherwise.

(c)           Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement (including this Agreement) that would reasonably be likely to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or would otherwise be impermissible under applicable Law as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with other events).  No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code.

(d)           All terms and conditions relating to the termination of employees employed by the Company or its Subsidiaries which exceed the minimum terms and conditions required by the relevant local Law have been disclosed in Section 3.11(d) of the Company Disclosure Letter.

(e)           The Company and each of its Subsidiaries has complied with all requirements under applicable Law in relation to information, notification, consultation and negotiation requirements with employees, employee representatives, works councils, trade unions and other employee bodies that arise in connection with this Agreement, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company.

Section 3.12           Taxes.  (i)  The Company and each of its Subsidiaries have filed all material Tax Returns required to be filed, and all such returns are materially complete and accurate; (ii) the Company and each of its Subsidiaries has paid all material Taxes due except for those Taxes being disputed in good faith through appropriate proceedings and which are adequately reserved for on the Company’s financial statements; (iii) there are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (iv) neither the Company nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes or (B) is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or a Subsidiary, nor does the Company have any Knowledge that the IRS has proposed any such adjustment or change in accounting method; (v) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law as a transferee or successor, by contract, or otherwise); (vi) neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code; (vii) no deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries for which adequate reserves in accordance with GAAP have not been created, and, to the Knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company and/or its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction; (viii) to the Knowledge of the Company, the financial statements included in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which the Company or any of its Subsidiaries may be liable for all taxable periods and portions thereof through the date hereof; (ix) the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (xi) neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4, and all transactions that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with such section; (xii) (A) there are no outstanding waivers or consents given by the Company or its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns and (B) there are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with respect to Taxes or Tax Returns; and (xiii) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate the Company or any of its Subsidiaries to make, the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Section 280G of the Code.  As used in this Agreement, “Taxes” includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, national insurance, social security, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto and any liability for taxes as a transferee or successor, by contract or otherwise.  As used herein, “Tax Return” shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

Section 3.13           Material Contracts.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) neither the Company nor any of its Subsidiaries is (and, to the Company’s Knowledge, no other party is) in breach of or default under any Material Contract, (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Material Contract or any written notice of an intention to, and to the Knowledge of the Company, no other party to any Material Contract intends to terminate, not renew or challenge the validity or enforceability of any Material Contract (including as a result of the execution and performance of this Agreement), (iii) to the

Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Contract, (iv) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Company’s Knowledge, of the other parties thereto, and (v) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder.  “Material Contract” shall mean any contract that has been or would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

Section 3.14           Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (i) has good, transferable, insurable (or similar) and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (such liens, imperfections and irregularities in clauses (A), (B) and (C), “Company Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

Section 3.15           Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or its Subsidiaries own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Company Permitted Liens or have a valid license to use all material Intellectual Property (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business as currently conducted, (ii) to the Company’s Knowledge, the Company Intellectual Property does not infringe, imitate, misappropriate, dilute, violate or otherwise derogate or make unauthorized use of (“Infringe”) the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the Knowledge of the Company, no facts or circumstances exist that would affect the validity, substance or existence of, or the Company’s rights in, the Company Intellectual Property, (iv) the Company and its Subsidiaries have taken reasonable actions to protect and maintain the Company Intellectual Property, including the Company Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the Knowledge of the Company, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Company Intellectual Property, nor does the Company know of any valid basis therefor.

Section 3.16           Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries hold, and are currently, and have been, in continuous compliance with all applicable permits, licenses, registrations and other governmental authorizations required under all Laws relating in any manner to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for the Company to conduct its operations (“Environmental Permits”), and are currently, and have been, otherwise in continuous compliance with all applicable Environmental Laws, (ii) to the Company’s Knowledge, the Company and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Company has no Knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, lead, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation and any other material that is regulated pursuant to any Environmental Laws or that would reasonably be expected to result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or its Subsidiaries, in violation of, or in a manner or to a location that would reasonably be expected to give rise to Liability to the Company or its Subsidiaries under or relating to, any Environmental Laws, (iv) the reports of environmental assessments, audits and similar investigations previously made available to GameStop are all such reports in the possession of the Company or, to the Company’s Knowledge, otherwise in existence and reasonably within the control of the Company on any property currently or formerly owned or operated by the Company or any of its Subsidiaries and (v) the Company and its Subsidiaries have not contractually assumed any liabilities or obligations under or relating to any Environmental Laws.

Section 3.17           Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is or was otherwise a creditor or debtor to, or party to or otherwise bound by any contract, agreement, arrangement, understanding, undertaking, commitment, obligation or promise, with, any stockholder holding more than 5% of the outstanding securities of the Company, director or officer of the Company or any of its Subsidiaries, or any member of their immediate families, other than (i) payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiaries and (iii) for other standard employee benefits made generally available to all employees.  Since January 29, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.18           Voting Requirements.  The affirmative vote at the Company Stockholders Meeting of the holders of a majority of the outstanding shares of Company Common Stock, is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement (collectively, the “Company Stockholder Approval”).

Section 3.19           State Takeover Statutes.  The Board of Directors of the Company has taken all necessary action so that (i) the restrictions on “business combinations” set forth in Section 203 of the DGCL are inapplicable to this Agreement, the Mergers, and the transactions contemplated by this Agreement and (ii)  no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Mergers or the transactions contemplated by this Agreement

Section 3.20           Opinion of Financial Advisors.  The Board of Directors of the Company has received (i) the opinion of Merrill Lynch & Co. (“Merrill Lynch”), dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Company Merger Consideration is fair, from a financial point of view, to holders of shares of Company Common Stock other than the Kim Group and (ii) the opinion of Peter J. Solomon Company, L.P. (“PJSC”), dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Company Merger Consideration is fair, from a financial point of view, to holders of shares of Company Common Stock other than the Kim Group.

Section 3.21           Brokers.  Except for Merrill Lynch, Keane Advisors, LLC and PJSC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.22           No Negotiations.  On November 12, 2004 the GameStop Class B Common Stock was distributed in a transaction intended to qualify as tax-free under Section 355 of the Code (the “Spin-Off” ).  The Spin-Off and the transactions contemplated by this Agreement are not part of a plan (or series of related transactions) involving the Company (and to the Knowledge of the Company, involving any other Person) pursuant to which one or more Persons acquire directly or indirectly stock representing a 50-percent or greater interest (measured by voting power or value) in GameStop.  (For purposes of this Section 3.22, the acquisition of GameStop by Holdco in accordance with the terms of this Agreement will not be considered a plan to acquire a 50-percent or greater interest in GameStop.)  In this regard, the Company had no agreement, understanding, arrangement or Substantial Negotiations with GameStop or any other Person regarding the transactions contemplated by this Agreement or similar transactions at any time prior to November 13, 2004.  For purposes of this Agreement, “Substantial Negotiations” include discussions of significant economic terms (e.g. the exchange ratio in a reorganization) by one or more officers, directors or controlling stockholders of GameStop or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of GameStop with one or more officers, directors or controlling stockholders of the Company or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GAMESTOP AND HOLDCO

Except as set forth in the disclosure letter delivered by GameStop to the Company concurrently with the execution of this Agreement, which disclosure letter is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article IV (the “GameStop Disclosure Letter”), GameStop and Holdco hereby represent and warrant to the Company:

Section 4.1             Organization, Standing and Corporate Power.  Except as set forth in Section 4.1 of the GameStop Disclosure Letter, each of GameStop and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of each jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.  Each of GameStop and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on GameStop.  GameStop has made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws, memorandum and articles of association or other governing documents of itself and each of its Subsidiaries, each as amended to the date of this Agreement.

Section 4.2             Subsidiaries.  Except as set forth in Section 4.2 of the GameStop Disclosure Letter, all outstanding shares of capital stock of, or other equity interests in, each Subsidiary of GameStop (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens other than Permitted Liens.  All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of GameStop are beneficially owned, directly or indirectly, by GameStop.  No Subsidiary of GameStop owns, either directly or indirectly, any shares of capital stock of GameStop.  GameStop does not, directly or indirectly, own capital stock or other equity interest in any Person other than its Subsidiaries.

Section 4.3             Capital Structure.  (a)  GameStop represents and warrants that the authorized capital stock of GameStop consists entirely of (i) 300,000,000 shares of Class A GameStop Common Stock, (ii) 100,000,000 shares of GameStop Class B Common Stock and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share (“GameStop Preferred Stock”), of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $.001 per share (“GameStop Series A Preferred Stock”), of GameStop.  Each share of GameStop Class A Common Stock carries with it an associated share purchase right issued pursuant to the Rights Agreement between GameStop and The Bank of New York, as rights agent, dated as of October 28, 2004 (as amended from time to time, the “GameStop Rights Agreement”), which entitles the holder thereof to purchase, on the occurrence of certain events, Series A Preferred Stock (the “GameStop Rights”).  At the close of business on April 14, 2005 (i) 24,563,228 shares of GameStop Class A Common Stock were issued and outstanding, of which 3,262,887 shares of GameStop Class A Common Stock were held by GameStop in its treasury; (ii) 29,901,662 shares of GameStop Class B Common Stock were issued and outstanding; (iii) no shares of GameStop Class B Common Stock were held by GameStop in its treasury; (iv) 500,000 shares of GameStop Series A Preferred Stock were reserved for issuance in connection with the right to purchase GameStop Series A Preferred Stock pursuant to the terms of the GameStop Rights Agreement; and (v) approximately 13,124,915 shares of GameStop Class A Common Stock were subject to issued and outstanding options to purchase GameStop Class A Common Stock granted under the GameStop Stock Option Plan.  All outstanding shares of capital stock of GameStop are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(b)           Set forth in Section 4.3(b) of the GameStop Disclosure Letter is (i) the authorized capital stock or other equity interests of each of the Subsidiaries of GameStop and the issued and outstanding shares or other equity interests of each of the Subsidiaries of GameStop (including shares of restricted stock); (ii) shares of stock or other equity interests held by the relevant Subsidiary of GameStop in its treasury; (iii) shares or other equity interests of the relevant Subsidiary of GameStop that were subject to issued and outstanding options granted under relevant stock option plans; and (iv) shares of preferred stock of each Subsidiary of GameStop, if applicable.  All outstanding shares of capital stock or other equity interests of each of the Subsidiaries of GameStop are, and all shares or other equity interests that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(c)           Except as set forth in Section 4.3(a) and (b), as of April 14, 2005, (1) there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of GameStop or its Subsidiaries, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of GameStop Subsidiaries, or (iii) any warrants, calls, options or other rights to acquire from GameStop or any of its Subsidiaries any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of GameStop or any of its Subsidiaries and (2) there are no outstanding obligations of GameStop or any of its Subsidiaries to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of GameStop or any of its Subsidiaries or (ii) repurchase, redeem or otherwise acquire any such securities.

Section 4.4             Authority.  Each of GameStop and Holdco have all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the GameStop Merger, to the GameStop Stockholder Approval, to consummate or cause the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by GameStop and Holdco and the consummation by GameStop and Holdco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GameStop and Holdco, subject, in the case of the GameStop Merger, to receipt of the GameStop Stockholder

Approval.  This Agreement has been duly executed and delivered by each of GameStop and Holdco and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of GameStop and Holdco, enforceable against GameStop and Holdco in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.  The Board of Directors of GameStop has (i) duly and validly approved this Agreement, (ii) determined and declared that the transactions contemplated by this Agreement are advisable and in the best interests of GameStop and its stockholders, (iii) resolved to recommend to such stockholders that they vote in favor of the adoption of this Agreement, and (iv) approved the Riggio Group Voting Agreement, in each case subject to Section 5.3.  GameStop has furnished to the Company certified copies of the resolutions of the Board of Directors of GameStop and Holdco approving and adopting this Agreement, the Mergers and the other transactions contemplated hereby.

Section 4.5             Non-Contravention; Consents and Approvals.  (a)  Except as set forth in Section 4.5(a) of the GameStop Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) subject to the GameStop Stockholder Approval and the filing of the GameStop Charter Amendment, conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of any of GameStop and its Subsidiaries, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of GameStop and its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture or other agreement, instrument, permit, concession, franchise, lease, license or other authorization applicable to any of GameStop and its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), conflict with or violate any judgment, order, decree or Law applicable to any of GameStop and its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop and that would not prevent or materially delay consummation of the Mergers.

(b)           No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity or any third party is required by GameStop or any of its Subsidiaries in connection with the execution and delivery of this Agreement by GameStop and Holdco or the consummation by GameStop and Holdco of the transactions contemplated hereby, except for:  (i) the GameStop Stockholder Approval and the filing of the GameStop Charter Amendment, (ii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (iv) all necessary registrations and filings and approvals or waivers under the Antitrust and Competition Laws, including in respect of the HSR Filings by the Company, GameStop and any member of the Kim Group under the HSR Act and any other filings either required under any other applicable Antitrust and Competition Laws or that the Company and GameStop deem advisable; (v) notifications to NASDAQ and, in the case of GameStop, filings with and approvals of the NYSE to permit the shares of Holdco Common Stock that are to be issued in the Mergers to be listed on the NYSE; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop and that would not prevent or materially delay consummation of the Mergers.

Section 4.6             SEC Reports and Financial Statements.  (a)  GameStop has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act and the Exchange Act with the SEC since February 12, 2002 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “GameStop SEC Documents”).  As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the GameStop SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GameStop SEC Documents, and none of the GameStop SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of GameStop included in the GameStop SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of GameStop and its consolidated subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).  No Subsidiary of GameStop is required to make any filings with the SEC or any comparable regulatory authority in any jurisdiction.

(c)           GameStop and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  GameStop (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by it in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to GameStop’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to GameStop’s auditors and the audit committee of GameStop’s Board of Directors

(1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect GameStop’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in GameStop’s internal controls over financial reporting.  GameStop has made available to the Company a summary of any such disclosure made by management to GameStop’s auditors and audit committee since January 1, 2002.

Section 4.7             No Undisclosed Liabilities.  Neither GameStop nor any of its Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except Liabilities that (i) are accrued or reserved against in the most recent financial statements included in the GameStop SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since January 29, 2005, (iii) are incurred pursuant to the transactions contemplated by the Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GameStop.

Section 4.8             Information Supplied.  None of the information supplied or to be supplied by GameStop specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and GameStop’s stockholders or at the time of the Company Stockholders Meeting or the GameStop Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by GameStop with respect to statements made or incorporated by reference therein based on information supplied by the other party specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

Section 4.9             Absence of Certain Changes or Events.  Since January 29, 2005, (a) each of GameStop and its Subsidiaries has conducted its respective operations only in the ordinary course consistent with past practice, (b) there has not occurred (i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GameStop; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of GameStop or of any of its Subsidiaries other than dividends paid to GameStop or any of its Subsidiaries by a wholly-owned Subsidiary; or (iii) any material change by GameStop or any of its Subsidiaries in accounting principles or methods, and (c) neither GameStop nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1 hereof.

Section 4.10           Compliance with Applicable Laws.  (a)  Except as disclosed in the GameStop SEC Documents, GameStop and its Subsidiaries are, and have been, in compliance with all applicable Laws (including the Sarbanes-Oxley Act and the USA Patriot Act of 2001), except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop.  The operations of GameStop and its Subsidiaries have not been and are not being conducted in violation of any Permit necessary for the conduct of their respective businesses as currently conducted, except where any such violations, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop.

(b)           Except as set forth in Section 4.10(b) of the GameStop Disclosure Letter, GameStop and its Subsidiaries hold all Permits necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop.

Section 4.11           Taxes.  Except as set forth in Section 4.11 of the GameStop Disclosure Letter, (i) GameStop and each of its Subsidiaries have filed all material Tax Returns required to be filed, and all such returns are materially complete and accurate; (ii) GameStop and each of its Subsidiaries has paid all material Taxes due except for those Taxes being disputed in good faith through appropriate proceedings and which are adequately reserved for on GameStop’s financial statements; (iii) there are no Liens for material Taxes upon the assets of GameStop or any of its Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (iv) neither GameStop nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes or (B) is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by GameStop or a Subsidiary, nor does GameStop have any Knowledge that the IRS has proposed any such adjustment or change in accounting method; (v) neither GameStop nor any of its Subsidiaries has any liability for Taxes of any Person (other than GameStop and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law as a transferee or successor, by contract, or otherwise); (vi) neither GameStop nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code; (vii) no deficiencies for any material Taxes have been proposed, asserted or assessed against GameStop or any of its Subsidiaries for which adequate reserves in accordance with GAAP have not been created, and, to the Knowledge of GameStop, no claim has been made by a taxing authority in a jurisdiction where GameStop and/or its Subsidiaries do not file Tax Returns that GameStop or any such Subsidiary is or may be subject to taxation by that jurisdiction; (viii) to the Knowledge of GameStop, the financial statements included in the GameStop SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which GameStop or any of its Subsidiaries may be liable for all taxable periods and portions thereof through the date hereof; (ix) GameStop and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) neither GameStop nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (xi) neither GameStop nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4, and all transactions that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with such section; (xii) (A) there are no outstanding waivers or consents given by GameStop or its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns and (B) there are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with respect to Taxes or Tax Returns; and (xiii) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate GameStop or any of its Subsidiaries to make, the payment of any amount that would not be deductible by GameStop or any Subsidiary by reason of Section 280G of the Code.

Section 4.12           Transactions with Affiliates.  Except as set forth in the GameStop SEC Documents filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by GameStop or any of its Subsidiaries to, and neither GameStop nor any of its Subsidiaries is or was otherwise a creditor or debtor to, or party to or otherwise bound by any contract, agreement, arrangement, understanding, undertaking, commitment, obligation or promise, with, any stockholder holding more than 5% of the outstanding securities of GameStop, director or  officer of GameStop or any of its Subsidiaries, or any member of their immediate families, other than (i) payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of GameStop or its Subsidiaries and (iii) for other standard employee benefits generally available to all employees.  Since January 29, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which GameStop or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.13           Financing.  At the time of the execution of this Agreement and at the Effective Time, either GameStop will have available or GameStop will have for the purposes of making available to Holdco the funds on hand, together with funds committed to GameStop pursuant to executed bank commitment letters previously furnished to the Company (the “Bank Commitment Letters”), necessary to pay the aggregate Company Cash Consideration payable to the holders of Company Common Stock in connection with the Company Merger and to pay all fees and expenses in connection with the Mergers.

Section 4.14           Voting Requirements.  The affirmative vote at the GameStop Stockholders Meeting of a majority of the votes entitled to be cast by the holders of outstanding shares of (i) GameStop Class A Common Stock and GameStop Class B Common Stock, voting together as a single class, is the only vote of the holders of any class or series of GameStop’s capital stock necessary to adopt this Agreement and (ii) GameStop Class A Common Stock, voting as a separate class, and GameStop Class A Common Stock and GameStop Class B Common Stock, voting together as a single class, is the only vote of the holders of any class or series of GameStop’s capital stock necessary to amend GameStop’s Amended and Restated Certificate of Incorporation (the “GameStop Charter Amendment”)  to permit the payment of the GameStop

Merger Consideration in accordance with the terms hereof, such amendment to be filed immediately prior to the Effective Time ((i) and (ii) collectively, the “GameStop Stockholder Approval” ).  In such vote, the holders of the GameStop Class A Common Stock shall be entitled to cast one vote per share and the holders of the GameStop Class B Common Stock shall be entitled to cast ten votes per share.

Section 4.15           Opinion of Financial Advisors.  The Board of Directors of GameStop has received the opinion of Citigroup Global Markets Inc. (“Citigroup”), to the effect that, as of the date of such opinion and subject to the considerations set forth therein, the Company Merger Consideration is fair, from a financial point of view, to GameStop.

Section 4.16           State Takeover Statutes and Rights Plan.  The Board of Directors of GameStop has taken all necessary action so that (i) the restrictions on “business combinations” set forth in Section 203 of the DGCL are inapplicable to this Agreement, the Mergers, and the transactions contemplated by this Agreement, (ii) no Takeover Statute or any anti-takeover provision in GameStop’s certificate of incorporation or bylaws is applicable to this Agreement, the Mergers or the transactions contemplated by this Agreement, and (iii) no “stock acquisition date,” “distribution date” or “triggering event” will occur under the GameStop Rights Plan by virtue of the execution, delivery or performance of this Agreement by the parties hereto.

Section 4.17           Brokers.  Except for Citigroup, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GameStop.

Section 4.18           Holdco; Merger Subs.  (a)  Holdco is a duly incorporated, validly existing direct, wholly owned Delaware subsidiary of GameStop, was formed for the purpose of engaging in the transactions contemplated by this Agreement, and does not have any subsidiaries, except the Merger Subs, and has not undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions.

(b)           The Merger Subs are duly formed, validly existing direct, wholly owned Delaware subsidiaries of Holdco, were formed for the purpose of engaging in the transactions contemplated by this Agreement, and do not have any subsidiaries and have not undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions.

Section 4.19           No Negotiations.  The Spin-Off and the transactions contemplated by this Agreement are not part of a plan (or series of related transactions) involving GameStop (and to the Knowledge of GameStop, involving any other Person) pursuant to which one or more Persons acquire directly or indirectly stock representing a 50-percent or greater interest (measured by voting power or value) in GameStop.  For purposes of this Section 4.19, the acquisition of GameStop by Holdco in accordance with the terms of this Agreement will not be considered a plan to acquire a 50-percent or greater interest in GameStop.  In this regard, GameStop had no agreement, understanding, arrangement or Substantial Negotiations with the Company or any other Person regarding the transactions contemplated by this Agreement or similar transactions at any time prior to November 13, 2004.

Section 4.20                                Separation Agreement.  Upon delivery to, and acceptance by, Barnes & Noble, Inc. (“B&N”) of the Subsequent Tax Opinion (as defined in and pursuant to the Separation Agreement, dated January 1, 2002, by and between B&N and GameStop (the “Separation Agreement”)), the consummation of the transactions contemplated by this Agreement will not cause GameStop to be in violation of the Separation Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                                      Conduct of Business.   (a)  Conduct of Business by the Company.  Except as set forth on Section 5.1(a) of the Company Disclosure Letter and except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by GameStop, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, and to the extent consistent therewith, each of the Company and its Subsidiaries shall use reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, vendors, employees, creditors and business partners.  Without limiting the generality of the foregoing, except as set forth on Section 5.1(a) of the Company Disclosure Letter, except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by GameStop, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to:

(i)                                     issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Stock Options outstanding on the date hereof or pursuant to the ESPP;

(ii)                                  (A) directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of the Company, or any outstanding capital stock of any of the Subsidiaries of the Company, or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(iii)                               declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(iv)                              amend its certificate of incorporation or bylaws (or other comparable organizational documents);

(v)                                 sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or material assets;

(vi)                              incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than indebtedness incurred in the ordinary course of business or under lines of credit existing on the date of this Agreement (or any refinancing thereof not to exceed the amount borrowable thereunder);

(vii)                           other than in the ordinary course of business and consistent with past practice, (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former director or consultant of the Company or any of its Subsidiaries, (B) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer or employee of the Company or any of its Subsidiaries, (C) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan, (D) enter into or amend any employment, bonus, severance, change in control, retention agreement or any similar agreement or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any of its Subsidiaries, or (E) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding Company Benefit Plan;

(viii)                        enter into any transaction, agreement, arrangement or understanding between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any Subsidiary of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(ix)                                take any action to cause the Company Common Stock to cease to be listed on the NASDAQ National Market prior to the Closing Date;

(x)                                   take, or agree to commit to take, or omit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

(xi)                                change the accounting methods or principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles) or any Governmental Entity;

(xii)                             acquire by merging or consolidating with, by purchasing any equity interest in or any assets of, or by any other manner, any significant business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, in each case for a total purchase price in excess of $35,000,000, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(xiii)                          except in the ordinary course of business, make or rescind any material express or deemed election, or settle or compromise any material claim or action, relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes in any material respect;

(xiv)                         satisfy any material claims or liabilities, other than in the ordinary course of business or in accordance with their terms;

(xv)                            make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate, except for (A) loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company or (B) employee advances for expenses in the ordinary course of business;

(xvi)                         other than in the ordinary course of business, (A) terminate or adversely modify or amend any contract having a duration of more than one year and total payment obligations of the Company in excess of $5,000,000 (other than (1) contracts terminable within one year or (2) the renewal, on substantially similar terms, of any contract existing on the date of this Agreement), (B) waive, release, relinquish or assign any right or claim of material value to the Company, or (C) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries; or

(xvii)                      authorize, commit or agree to take any of the foregoing actions.

(b)                                 Conduct of Business by GameStop.  Except as set forth on Section 5.1(b) of the GameStop Disclosure Letter, except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, GameStop shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, and to the extent consistent therewith, each of GameStop and its Subsidiaries shall use reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, vendors, employees, creditors and business partners.  Without limiting the generality of the foregoing, except as set forth on Section 5.1(b) of the GameStop Disclosure Letter, except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, GameStop shall not and shall not permit any Subsidiary of GameStop to:

(i)                                     issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of GameStop or its Subsidiaries, other than issuances pursuant to the exercise of GameStop Stock Options outstanding on the date hereof;

(ii)                                  (A)  directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of GameStop, or any outstanding capital stock of any of the Subsidiaries of GameStop, or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(iii)                               acquire by merging or consolidating with, by purchasing any substantial equity interest in or a substantial portion of the assets of, or by any other manner, any significant business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, in each case for a total purchase price in excess of $35,000,000, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(iv)                              declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(v)                                 amend its certificate of incorporation or bylaws (or other comparable organizational documents);

(vi)                              sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or material assets;

(vii)                           incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than indebtedness incurred in the ordinary course of business or under lines of credit existing on the date of this Agreement (or any refinancing thereof not to exceed the amount borrowable thereunder) or under the Bank Commitment Letters;

(viii)                        other than in the ordinary course of business and consistent with past practice, (A) grant any increase in the compensation or benefits payable or to become payable by GameStop or any of its Subsidiaries to any current or former director or consultant of GameStop or any of its Subsidiaries, (B) grant any increase in the compensation or benefits payable or to become payable by GameStop or any of its Subsidiaries to any officer or employee of GameStop or any of its Subsidiaries, (C) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any GameStop Benefit Plan, (D) enter into or amend any employment, bonus, severance, change in control, retention agreement or any similar agreement or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of GameStop or any of its Subsidiaries, or (E) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding GameStop Benefit Plan;

(ix)                                enter into any transaction, agreement, arrangement or understanding between (i) GameStop or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of GameStop (other than any Subsidiary of GameStop), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(x)                                   change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles) or any Governmental Entity;

(xi)                                take any action to cause the GameStop Common Stock to cease to be listed on the New York Stock Exchange prior to the Closing Date;

(xii)                             take, or agree to commit to take, or omit to take, any action that would make any representation or warranty of GameStop contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

(xiii)                          except in the ordinary course of business, make or rescind any material express or deemed election, or settle or compromise any material claim or action, relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes in any material respect;

(xiv)                         satisfy any material claims or liabilities, other than in the ordinary course of business or in accordance with their terms;

(xv)                            make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate, except for (A) loans, advances, capital contributions or investments between any Subsidiary of GameStop and GameStop or another Subsidiary of GameStop or (B) employee advances for expenses in the ordinary course of business;

(xvi)                         other than in the ordinary course of business, (A) terminate or adversely modify or amend any contract having a duration of more than one year and total payment obligations of GameStop in excess of $5,000,000 (other than (1) contracts terminable within one year or (2) the renewal, on substantially similar terms, of any contract existing on the date of this Agreement), (B) waive, release, relinquish or assign any right or claim of material value to GameStop, or (C) cancel or forgive any material indebtedness owed to GameStop or any of its Subsidiaries; or

(xvii)                      authorize, commit or agree to take any of the foregoing actions.

(c)                                  Conduct of Business by Holdco and the Merger Subs.  During the period from the date of this Agreement to the Effective Time, Holdco and the Merger Subs shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(d)                                 Advice of Changes.  Each of the Company and GameStop shall promptly advise the other parties to this Agreement in writing to the extent it has Knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have, a Material Adverse Effect on such party or the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 5.2                                      No Solicitation by the Company.  (a)  Company Takeover Proposal.  From and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, and it shall cause any of its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by the Company or any of its Subsidiaries (collectively, “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal.  From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, and it shall cause any of the Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiries or the making of a Company Takeover Proposal, (ii)

approve or recommend or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 5.2(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 5.2, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information or data with respect to the Company in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, at any time prior to obtaining the Company Stockholder Approval, in response to a Company Takeover Proposal that has not been solicited, initiated or encouraged by the Company or any of its Subsidiaries or any Company Representative and that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) may reasonably be expected to constitute or constitutes a Company Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result, directly or indirectly, from a breach of this Section 5.2, the Company may, subject to compliance with this Section 5.2(a), directly or indirectly (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement is of GameStop; provided, however, that all such information is, in substance, provided to GameStop contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal.

(b)                                 Definitions.  As used herein, (i) ”Company Superior Proposal” means a Company Takeover Proposal from any Person that the Board of Directors of the Company determines in its good faith judgment (after consulting with a nationally recognized investment banking firm and outside counsel), taking into account all legal, financial and regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) would be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by GameStop in response to such Company Takeover Proposal), (B) for which financing, to the extent required, is then committed or may reasonably be expected to be committed and (C) is reasonably likely to receive all required governmental approvals on a timely basis and (ii) “Company Takeover Proposal” means any bona fide written proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of the Company representing 50% or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of the Company representing 50% or more of the combined voting power of the Company, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

(c)                                  Actions by the Company.  Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to GameStop), or publicly propose to withdraw (or modify in a manner adverse to GameStop), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Company Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)).  Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, (I) (1) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law, (2) the Company provides written notice (a “Notice of Company Adverse Recommendation”) advising GameStop that the Board of Directors of the Company has made the determination described in clause (1) above, (3) for a period of five Business Days following GameStop’s receipt of a Notice of Company Adverse Recommendation, the Company negotiates with GameStop in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Mergers and not make such Company Adverse Recommendation Change, and (4) at the end of such five-Business Day period the Board of Directors of the Company maintains its determination described in clause (1) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), or (II) (v) the Company receives a Company Takeover Proposal, (w) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law, (x) the Company provides GameStop with a Notice of Company Adverse Recommendation advising GameStop that the Board of Directors of the Company has made the determination described in clause (w) above, (y) for a period of five Business Days following GameStop’s receipt of a Notice of Company Adverse Recommendation, the Company negotiates with GameStop in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Mergers and not make such Company Adverse Recommendation Change, and (z) at the end of such five-Business Day period the Board of Directors of the Company maintains its determination described in clause (w) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), then the Board of Directors of the Company may (A) make a Company Adverse Recommendation Change and (B), in the case of clause (II) above where the Company receives a Company Takeover Proposal, upon termination of this Agreement in accordance with Section 8.1(d)(iii), and concurrent payment of the Company Termination Fee in accordance with Section 8.3(b), approve and enter into an agreement relating to a Company Takeover Proposal that constitutes a Company Superior Proposal.  No Company Adverse Recommendation Change shall change the approval of the

Board of Directors of the Company for purposes of causing the Company’s certificate of incorporation, any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Mergers and the other transactions contemplated by this Agreement.

(d)                                 Notice of Company Takeover Proposal.  From and after the date of this Agreement, unless the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that taking such action would result in a reasonable probability that the Board of Directors of the Company would breach its fiduciary duties under applicable Law, the Company shall promptly (but in any event within one Business Day) advise GameStop and Holdco of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a Company Takeover Proposal, or any request for nonpublic information relating to any of the Company and its Subsidiaries by any Person that informs the Company or any Company Representative that such Person is considering making, or has made, a Company Takeover Proposal, or an inquiry from a Person seeking to have discussions or negotiations relating to a possible Company Takeover Proposal.  Any such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to GameStop and Holdco a copy of any such written inquiry, request or proposal and copies of any material information provided to or by any third party relating thereto.

(e)                                  Rule 14e-2(a), Rule 14d-9 and Other Applicable Law.  Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), failure so to disclose would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law; provided, however, that compliance with such rules and Laws shall not in any way limit or modify the effect that any action taken pursuant to such rules and Laws has under any other provision of this Agreement, including that such compliance could result in a Company Adverse Recommendation Change.

(f)                                    Return or Destruction of Confidential Information.  The Company agrees that immediately following the execution of this Agreement it shall request each Person (other than GameStop) which has heretofore executed a confidentiality agreement within the past two years in connection with such Person’s consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such Person by or on the Company’s behalf.

Section 5.3                                      No Solicitation by GameStop.  (a)  GameStop Takeover Proposal.  From and after the date of this Agreement, GameStop shall, and shall cause its Subsidiaries to, and it shall cause any of its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by GameStop or any of its Subsidiaries (collectively, “GameStop Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any GameStop Takeover Proposal.  From and after the date of this Agreement, GameStop shall not, nor shall it permit any of its Subsidiaries to, and it shall cause any of

GameStop Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiries or the making of a GameStop Takeover Proposal, (ii) approve or recommend or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to any GameStop Takeover Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 5.3(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 5.3, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information or data with respect to GameStop in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any GameStop Takeover Proposal; provided, however, that, at any time prior to obtaining the GameStop Stockholder Approval, in response to a GameStop Takeover Proposal that has not been solicited, initiated or encouraged by GameStop or any of its Subsidiaries or any GameStop Representative and that the Board of Directors of GameStop determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) may reasonably be expected to constitute or constitutes a GameStop Superior Proposal and which GameStop Takeover Proposal was made after the date hereof and did not otherwise result, directly or indirectly, from a breach of this Section 5.3, GameStop may, subject to compliance with this Section 5.3(a), directly or indirectly (i) furnish information with respect to GameStop and its Subsidiaries to the Person making such GameStop Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement is of the Company; provided, however, that all such information is, in substance, provided to the Company contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such GameStop Takeover Proposal (and its representatives) regarding such GameStop Takeover Proposal.

(b)                                 Definitions.  As used herein, (i) ”GameStop Superior Proposal” means a GameStop Takeover Proposal from any Person that the Board of Directors of GameStop determines in its good faith judgment (after consulting with a nationally recognized investment banking firm and outside counsel), taking into account all legal, financial and regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) would be more favorable to the stockholders of GameStop than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Company in response to such GameStop Takeover Proposal), (B) for which financing, to the extent required, is then committed or may reasonably be expected to be committed and (C) is reasonably likely to receive all required governmental approvals on a timely basis, and (ii) a “GameStop Takeover Proposal” means any bona fide written proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of GameStop and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of GameStop representing 50% or more of the combined voting power of GameStop, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of GameStop representing 50% or more of the combined voting power of GameStop, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GameStop, other than the transactions contemplated by this Agreement.

(c)                                  Actions by GameStop.  Neither the Board of Directors of GameStop nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the GameStop Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any GameStop Takeover Proposal (any action described in this clause (i) being referred to as a “GameStop Adverse Recommendation Change”) or (ii) approve or recommend, or allow GameStop or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any GameStop Takeover Proposal (other than a confidentiality agreement referred to in Section 5.3(a)).  Notwithstanding the foregoing, if, prior to obtaining the GameStop Stockholder Approval, (I)(1) the Board of Directors of GameStop shall have determined in good faith, after consultation with outside counsel, and in the exercise of its fiduciary duties or any other obligation under applicable Law, that it should make a GameStop Adverse Recommendation Change, (2) GameStop provides written notice (a “Notice of GameStop Adverse Recommendation”) advising the Company that the Board of Directors of GameStop has made the determination described in clause (1) above, (3) for a period of five Business Days following the Company’s receipt of a Notice of GameStop Adverse Recommendation, GameStop negotiates with the Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable GameStop to proceed with its recommendation of this Agreement and the Mergers and not make such GameStop Adverse Recommendation Change, and (4) at the end of such five-Business Day period the Board of Directors of GameStop maintains its determination described in clause (1) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), or (II) (v) GameStop receives a GameStop Takeover Proposal, (w) the Board of Directors of GameStop shall have determined in good faith, after consultation with outside counsel, and in the exercise of its fiduciary duties or any other obligation under applicable Law, that it should make a GameStop Adverse Recommendation Change, (x) GameStop provides the Company with a Notice of Company Adverse Recommendation advising the Company that the Board of Directors of GameStop has made the determination described in clause (w) above, (y) for a period of five Business Days following the Company’s receipt of a Notice of GameStop Adverse Recommendation, GameStop negotiates with the Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable GameStop to proceed with its recommendation of this Agreement and the Mergers and not make such GameStop Adverse Recommendation Change, and (z) at the end of such five-Business Day period the Board of Directors of GameStop maintains its determination described in clause (w) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), then the Board of Directors of GameStop may (A) make a GameStop Adverse Recommendation Change and (B), in the case of clause (II) above where GameStop receives a GameStop Takeover Proposal, upon termination of this Agreement in accordance with Section 8.1(c)(iii) and concurrent payment of the GameStop Termination Fee in accordance with Section 8.3(c), approve and enter into an agreement relating to a GameStop Takeover Proposal that constitutes a GameStop Superior Proposal.  No GameStop Adverse Recommendation Change shall change the approval of the Board of Directors of GameStop for purposes of causing GameStop’s certificate of incorporation, any state takeover Law or other state Law to be inapplicable to the Mergers and the other transactions contemplated by this Agreement.

(d)                                 Notice of GameStop Takeover Proposal.  From and after the date of this Agreement, unless the Board of Directors of GameStop shall have determined in good faith, after consultation with outside counsel, that taking such action would result in a reasonable probability that the Board of Directors of GameStop would breach its fiduciary duties under applicable Law, GameStop shall promptly (but in any event within one Business Day) advise the Company of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a GameStop Takeover Proposal, or any request for nonpublic information relating to any of GameStop and its Subsidiaries by any Person that informs GameStop or any GameStop Representative that such Person is considering making, or has made, a GameStop Takeover Proposal, or an inquiry from a Person seeking to have discussions or negotiations relating to a possible GameStop Takeover Proposal.  Any such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to the Company a copy of any such written inquiry, request or proposal and copies of any material information provided to or by any third party relating thereto.

(e)                                  Rule 14e-2(a), Rule 14d-9 and Other Applicable Law.  Nothing contained in this Section 5.3 shall prohibit GameStop from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of GameStop if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), failure so to disclose would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law; provided, however, that compliance with such rules and Laws shall not in any way limit or modify the effect that any action taken pursuant to such rules and Laws has under any other provision of this Agreement, including that such compliance could result in a GameStop Adverse Recommendation Change.

(f)                                    Return or Destruction of Confidential Information.  GameStop agrees that immediately following the execution of this Agreement it shall request each Person (other than GameStop) which has heretofore executed a confidentiality agreement within the past two years in connection with such Person’s consideration of acquiring GameStop to return or destroy all confidential information heretofore furnished to such Person by or on GameStop’s behalf.

Section 5.4                                      Control of Other Party’s Business.  Nothing contained in this Agreement shall give GameStop, directly or indirectly, the right to control or direct the operations of the Company or shall give the Company, directly or indirectly, the right to control or direct the operations of GameStop prior to the Effective Time.  Prior to the Effective Time, each of GameStop and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.5                                      Transition.  In order to facilitate the integration of the operations of the Company and GameStop and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Mergers, each of the Company and GameStop shall, and shall cause its Subsidiaries to, consult with the other on strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including the Laws regarding the exchange of information and other Laws regarding competition.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                      Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.  (a)  Form S-4 Proxy Statement.  As soon as practicable following the date of this Agreement, the Company and GameStop shall prepare and file with the SEC the Joint Proxy Statement and Holdco shall prepare, together with GameStop, and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of GameStop, the Company and Holdco shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act or Securities Act.  The Company shall use all reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and GameStop shall use all reasonable best efforts to cause the Joint Proxy Statement to be mailed to GameStop’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Holdco Common Stock in the Mergers and the Company and GameStop shall furnish all information concerning themselves and their respective stockholders as may be reasonably requested in connection with any such action.  The Company, in connection with a Company Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) to effect such a Company Adverse Recommendation Change.  No filing of, or amendment or supplement to, the Form S-4 will be made by Holdco, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or GameStop, in each case, without providing the other parties and their respective counsel the reasonable opportunity to review and comment thereon.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Mergers.  Holdco will advise GameStop and the Company promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction.  If at any time prior to the Effective Time any information relating to the Company, GameStop or Holdco, or any of their respective affiliates, officers or directors, should be discovered by the Company, GameStop or Holdco which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the parties shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by Law, in the disseminating the information contained in such amendment or supplement to the stockholders of each of the Company and GameStop.

(b)                                 Stockholders Meetings.

(i)                                     The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company’s certificate of incorporation and bylaws for the purpose of obtaining the Company Stockholder Approval and (A) the Board of Directors of the Company shall, subject to Section 5.2(c), recommend to its stockholders the adoption of this Agreement, and the Company shall include in the Joint Proxy Statement such recommendation and (B) the Company shall use its reasonable best efforts to solicit and obtain such approval and adoption.

(ii)                                  GameStop shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “GameStop Stockholders Meeting”) in accordance with applicable Law, GameStop’s Amended and Restated Certificate of Incorporation and bylaws for the purpose of obtaining the GameStop Stockholder Approval and (A) the Board of Directors of GameStop, shall, subject to Section 5.3(c), recommend to its stockholders the adoption of this Agreement and the GameStop Charter Amendment, and GameStop shall include in the Joint Proxy Statement such recommendation and (B) GameStop shall use its reasonable best efforts to solicit and obtain such approval and adoption.

(iii)                               Each of GameStop and the Company agrees to use its reasonable best efforts to hold the GameStop Stockholders Meeting and the Company Stockholders Meeting on the same day.

Section 6.2                                      Letters of the Company’s Accountants.  The Company shall request to be delivered to GameStop two letters from the Company’s independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date within two Business Days before the Closing Date, each addressed to GameStop customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 6.3                                      Letters of GameStop’s Accountants.  GameStop shall request to be delivered to the Company two letters from GameStop’s independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Company customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 6.4                                      Access to Information; Confidentiality.  To the extent permitted by applicable Law and subject to the Confidentiality Agreement, dated April 7, 2005, between the Company and GameStop (the “Confidentiality Agreement”), each of the Company and GameStop shall, and shall cause each of its respective Subsidiaries to, afford to the other party and its respective representatives reasonable access, during normal business hours and after reasonable prior notice, during the period prior to the Effective Time, to such other party’s and its subsidiaries’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as such party may reasonably request.  GameStop and the Company shall hold, and shall cause their respective affiliates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.  Notwithstanding the foregoing or Section 6.5, neither party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of contractual or legal restrictions, including applicable Law, or which it believes is competitively sensitive information.  Each party will use reasonable best efforts to minimize any disruption to the businesses of the other party and its subsidiaries which may result from the requests for access, data and information hereunder.

Section 6.5                                      Reasonable Best Efforts. (a)  Upon the terms and subject to the conditions set forth in this Agreement, and subject to Section 6.5(c), GameStop and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any remedy agreement reached with any Governmental Entity, (v) subject to Section 6.5(c), the avoidance or the negotiated settlement of each and every impediment under any antitrust, merger control, competition or trade regulation Law (collectively, the “Antitrust and Competition Laws”) that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, so as to enable the Closing to occur, and (vi) in the event that each and every impediment identified in Section 6.5(a)(v) cannot be avoided or otherwise remedied in accordance with that provision, then the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any injunction, stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.  Notwithstanding the foregoing, in the event that (x) the parties are required to defend any lawsuits or other legal proceedings in accordance with clause (vi) above and (y) one of the parties (the “Objecting Party”) in good faith does not wish to participate in the defense of such lawsuits or other legal proceedings, subject to Section 8.1(b)(i), the Objecting Party shall be required to participate in such defense in accordance with clause (vi) above as long as the non-objecting party pays all of the fees, costs and expenses, including attorneys’ fees, incurred in connection with the defense of the lawsuits or other legal proceedings.

(b)                                 In connection with and without limiting the foregoing, GameStop and the Company shall, as promptly as reasonably practicable and desirable, (A) file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form required under the HSR Act (the “HSR Filing”); (B) make all notifications or other filings either required under any other applicable Antitrust and Competition Laws or that the Company and GameStop deem advisable, (together with the HSR Filing, the “Antitrust Filings”), in each case with respect to the transactions contemplated by this Agreement; and (C) respond to any formal or informal request for additional information and documentary material issued under the Antitrust and Competition Laws, as the parties deem appropriate, in consultation with one another.

(c)                                  The obligations of GameStop and the Company under Section 6.5(a)(v) are limited in that (i) no arrangement shall be required to be effective prior to the Effective Time, and (ii) in no event shall GameStop or the Company be obligated to agree to any such remedy proposal if the taking of any action required by that remedy proposal would be reasonably expected to have, after the Effective Time, a Material Adverse Effect (without giving effect to clause (iii), and the final proviso at the end, of the definition of Material Adverse Effect) on such party.

Section 6.6                                      [Intentionally Omitted]

Section 6.7                                      Cooperation.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with the Antitrust Filings or any other proceedings under Antitrust and Competition Laws.  Without limiting the generality of the foregoing, each party shall, subject to applicable Law, (i) promptly notify the other party of any written communication to that party from the Antitrust Agencies, any State Attorney General’s office or any other Governmental Entity relating to the application of Antitrust and Competition Laws to this Agreement; (ii) furnish the other party with copies of all correspondence, filings, and written communications between the party (including its representatives) and any Governmental Entity with respect to the transactions contemplated by this Agreement; and (iii) consult with one another with regard to the appropriate response to any formal or informal inquiries or requests for additional information or documents received from either of the Agencies, a State Attorney General’s office or a foreign Governmental Entity.

Section 6.8                                      No Takeover Statutes Apply.  In connection with and without limiting the foregoing, the Company, GameStop and Holdco shall (i) take all action reasonably necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Mergers and the other transactions contemplated by this Agreement.

Section 6.9                                      Tax-Free Qualification.  (a)  The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the exchange of Company Common Stock and GameStop Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

(b)                                 GameStop shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the exchange of Company Common Stock and GameStop Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

Section 6.10                                Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time, Holdco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company’s Amended and Restated Certificate of Incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries.

(b)                                 From and after the Effective Time, Holdco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or becomes prior to the Effective Time, an officer, director or employee of GameStop or any of its Subsidiaries (the “GameStop Indemnified Parties” and, together with the Company Indemnified Parties, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of GameStop or any Subsidiary of GameStop, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by GameStop pursuant to GameStop’s Amended and Restated Certificate of Incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of GameStop and its Subsidiaries.

(c)                                  For a period of six years after the Effective Time, Holdco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Holdco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Holdco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the Company’s Current Premium, then Holdco shall cause to be maintained policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Company’s Current Premium.

(d)                                 For a period of six years after the Effective Time, Holdco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by GameStop (provided that Holdco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Holdco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by GameStop for such insurance (“GameStop’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the GameStop’s Current Premium, then Holdco shall cause to be maintained policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of GameStop’s Current Premium.

(e)                                  Holdco shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 6.10.

(f)                                    If Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 6.10.

(g)                                 The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.11                                Public Announcements.  Holdco and the Company shall consult with each other before holding any press conferences and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Mergers.  The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as, in the reasonable judgment of the relevant party based upon advice of legal counsel, may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or application with any interdealer quotation system.  The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

Section 6.12                                Affiliates.  Each of the Company and GameStop shall use all reasonable efforts to cause each Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Holdco, as soon as reasonably practicable and in any event prior to the Company Stockholders Meeting or the GameStop Stockholders Meeting, as applicable, a written agreement in a form and substance mutually agreeable to the Company and GameStop, pursuant to which each Person shall covenant and agree not to sell, transfer, or otherwise dispose of the Holdco Common Stock received by such Person in the Mergers except in compliance with the requirements of Rule 145 promulgated under the Securities Act as well as other matters customarily addressed in such affiliate letter agreements.

Section 6.13                                NYSE Listing.  Holdco and GameStop shall use all reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Mergers and pursuant to Section 2.9 as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.14                                Stockholder Litigation.  The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement.  In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement.  Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors and officers relating to this Agreement or the transactions contemplated hereby (including the Mergers) without GameStop’s prior written consent, not to be unreasonably withheld or delayed.

Section 6.15                                Section 16 Matters.  Assuming that the Company and GameStop deliver to Holdco the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Holdco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders of the Company and GameStop of Holdco Common Stock in exchange for shares of Company Common Stock or shares of GameStop Common Stock, as the case may be, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company and GameStop to Holdco prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.  “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders of a Person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider.  “Insiders”, with respect to a Person, shall mean those officers and directors of such Person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

Section 6.16                                Employee Benefit Plans.  (a)  GameStop and the Company agree that, except as otherwise provided herein (including as set forth in Section 6.16(a) of the Company Disclosure Letter) and unless otherwise mutually determined, the Company Benefit Plans and any plans, agreements, arrangements or understandings analogous to the Company Benefit Plans (collectively, the “Benefit Plans”) which are maintained by GameStop or any of its Subsidiaries or to which GameStop or any of its Subsidiaries contributes or is obligated to contribute or with respect to which GameStop or any of its Subsidiaries has any liability or to which GameStop or any of its Subsidiaries is a party or by which GameStop or any of its Subsidiaries is bound (collectively, the “GameStop Benefit Plans”) in effect at the date hereof shall remain in effect after the Effective Time with respect to employees covered by such Benefit Plans at the Effective Time, until such time as Holdco shall otherwise determine, subject to applicable Law and the terms of such Benefit Plans.  Prior to and following the Effective Time, the parties shall cooperate in good faith to formulate Benefit Plans for Holdco and its Subsidiaries, with respect both to employees who were covered by the Company Benefit Plans and GameStop Benefit Plans at the Effective Time and employees who were not covered by such Benefit Plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the Company Benefit Plans and employees who were covered by the GameStop Benefit Plans.  For purposes of this Section 6.16, all references to employees of Holdco means employees of Holdco or any of its Subsidiaries.

(b)                                 With respect to any Benefit Plans in which any Holdco employees who are employees of the Company or GameStop (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Holdco or any of its Subsidiaries employees did not participate prior to the Effective Time (the “New Plans”), Holdco shall:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Holdco employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan or GameStop Benefit Plan, as the case may be; (ii) provide each Holdco employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan or GameStop Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Holdco employees with the Company or GameStop, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan and only to the extent such service was credited under the analogous Benefit Plan prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c)                                  With respect to Benefit Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in the preceding paragraph of this Section 6.16 shall apply to the extent the application of such principles does not violate applicable foreign law.

Section 6.17                                Governance.  (a)  On or prior to the Effective Time, Holdco’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of Holdco at the Effective Time to be at least nine.  The members of the initial Board of Directors of Holdco at the Effective Time shall be comprised of at least (i) members of GameStop’s Board of Directors at the Effective Time, (ii) Mr. James J. Kim who shall belong to the class of directors designated as Class II in accordance with the Amended and Restated Holdco Charter (or such other class of directors that as of the Closing Date has the second longest term pursuant to the Amended and Restated Holdco Charter) and (iii) an additional director who shall qualify as an independent director (as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act), designated by the Board of Directors of the Company and reasonably satisfactory to GameStop and which individual shall belong to the class of directors designated as Class III in accordance with the Amended and Restated Holdco Charter (or such other class of directors that as of the Closing Date has the longest term pursuant to the Amended and Restated Holdco Charter).

(b)                                 On or prior to the Effective Time, the Holdco Board of Directors shall take such actions as are necessary to cause the officers of GameStop at the Effective Time to be elected or appointed to the same offices of Holdco as of the Effective Time.

Section 6.18                                Rights Agreement.  GameStop shall take all necessary action prior to the Effective Time to cause the dilution provisions of the GameStop Rights Agreement to be amended so that no “distribution date,” “stock acquisition date,” “triggering event,” “flip-in event,” “flip-over event” or similar event shall occur by virtue of the execution, delivery or performance of this Agreement or the Voting Agreements, and so that the GameStop Rights Agreement is otherwise inapplicable to the transactions contemplated by this Agreement and the Voting Agreements, without any payment to the holders of the GameStop Rights.

Section 6.19                                Tax Opinion.  Officers of GameStop, the Company, and such other Persons as may reasonably be requested by tax counsel shall execute and deliver to Bryan Cave LLP, counsel to GameStop (“Bryan Cave”), and/or Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company (“Klehr Harrison”), such appropriate officer’s certificates or other letters of representation at such time or times as may reasonably be requested by such tax counsel in connection with the delivery of such tax counsel’s opinion to be delivered under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                      Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approvals.  Each of the Company Stockholder Approval and the GameStop Stockholder Approval shall have been obtained and the GameStop Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

(b)                                 No Orders or Injunctions.  None of the parties hereto shall be subject to any order or injunction of any Governmental Entity of competent jurisdiction that prohibits the consummation of the Mergers; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any such order or injunction that may be entered.

(c)                                  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d)                                 Antitrust and Competition Laws.  All consents, approvals, waivers, actions or nonactions required or advisable under all applicable Antitrust and Competition laws shall have been obtained, including the expiration or early termination of the applicable waiting periods under the HSR Act.

(e)                                  NYSE Listing.  The shares of Holdco Common Stock issuable in connection with the Mergers as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)                                    Subsequent Tax Opinion.  Either Bryan Cave or another law firm selected by GameStop shall have delivered to Barnes & Noble, Inc. a Subsequent Tax Opinion (as defined in and pursuant to the Separation Agreement).

Section 7.2                                      Conditions to Obligations of GameStop and Holdco.  The obligation of GameStop and Holdco to effect the Mergers is further subject to satisfaction or waiver of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  The Company shall have furnished GameStop with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)                                 Additional Agreements.  Holdco shall have received an executed copy of a non-competition agreement, in form and substance reasonably satisfactory to Holdco, among Holdco, the Company and James J. Kim.

(e)                                  Tax Opinion.  GameStop shall have received the opinion of Bryan Cave, dated the Closing Date, to the effect that the exchange of GameStop Common Stock and Company Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as a transaction described in Section 351 and/or Section 368 of the Code; provided, however, in the event that Bryan Cave does not deliver an opinion pursuant to this Section 7.2(e), such condition shall deemed to be satisfied if Klehr Harrison delivers such opinion substantially to the same effect.  In rendering such opinion, counsel to GameStop shall be entitled to rely upon customary representations and assumptions provided by Holdco, the Company, GameStop and others that counsel to GameStop reasonably deems relevant.

(f)                                    Material Adverse Effect.  From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on the Company.

Section 7.3                                      Conditions to Obligations of the Company.  The obligation of the Company to effect the Mergers is further subject to satisfaction or waiver of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of GameStop and Holdco set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on GameStop and Holdco.

(b)                                 Performance of Obligations of GameStop and Holdco.  Each of GameStop and Holdco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Each of GameStop and Holdco shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)                                 Tax Opinion.  The Company shall have received the opinion of Klehr Harrison, dated the Closing Date, to the effect that the exchange of Company Common Stock and GameStop Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as a transaction described in Section 351 of the Code; provided, however, in the event that Klehr Harrison does not deliver an opinion pursuant to this Section 7.3(d), such condition shall deemed to be satisfied if Bryan Cave delivers such opinion substantially to the same effect.  In rendering such opinion, counsel to the Company shall be entitled to rely upon customary representations and assumptions provided by Holdco, the Company, GameStop and others that counsel to the Company reasonably deems relevant.

(e)                                  Material Adverse Effect.  From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of GameStop and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on GameStop.

Section 7.4                                      Frustration of Closing Conditions.  Neither GameStop, nor Holdco nor the Company may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the Mergers and the other transactions contemplated by this Agreement, as required by and subject to Section 6.5.

ARTICLE VIII

TERMINATION

Section 8.1                                      Termination.  (a)  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by mutual written consent of GameStop, Holdco and the Company.

(b)                                 Termination by GameStop or the Company.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by written notice of either GameStop or the Company:

(i)                                     if the Mergers have not been consummated by October 31, 2005, or such later date, if any, as GameStop and the Company agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the Mergers to be consummated by such time; provided further, however, that if on the Outside Date the conditions to the Closing set forth in Sections 7.1(b) or 7.1(d) shall not have been fulfilled (and Section 8.1(b)(iv) is not applicable) but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to December 31, 2005, and such date shall become the Outside Date for purposes of this Agreement; provided further, however, that if GameStop reasonably anticipates that the

Mergers will not be consummated by December 31, 2005, GameStop shall negotiate in good faith with the lenders set forth in the Bank Commitment Letters to receive an extension of the Bank Commitment Letters until January 31, 2006 (or such later date as mutually agreed to by GameStop and the Company) on terms no less favorable to GameStop than those set forth in the Bank Commitment Letters, and, if such negotiations are successful, such date shall become the Outside Date for purposes of this Agreement;

(ii)                                  if the Company Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted and the Company Stockholder Approval was not obtained;

(iii)                               if the GameStop Stockholders Meeting (including any adjournment or postponement thereof) has concluded, GameStop’s stockholders have voted and the GameStop Stockholder Approval was not obtained; or

(iv)                              if any Governmental Entity of competent jurisdiction issues an order or injunction that permanently prohibits the Mergers and such order or injunction has become final and non-appealable.

(c)                                  Termination by GameStop.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by written notice of GameStop:

(i)                                     if the Company (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by the Company by the Outside Date;

(ii)                                  if the Board of Directors of the Company or any committee thereof has made a Company Adverse Recommendation Change; or

(iii)                               if, prior to receipt of the GameStop Stockholder Approval, GameStop (A) receives a GameStop Superior Proposal, (B) shall have given the Company a Notice of GameStop Adverse Recommendation, and (C) shall have thereafter satisfied the conditions for making a GameStop Adverse Recommendation Change in accordance with Section 5.3(c); provided however, that such termination shall not be effective until such time as payment of the GameStop Termination Fee required by Section 8.3(c) shall have been paid by GameStop; provided further, however, that GameStop’s right to terminate this Agreement under this Section 8.1(c)(iii) shall not be available if GameStop is then in breach of Section 5.3.

(d)                                 Termination by the Company.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by written notice of the Company:

(i)                                     if either GameStop or Holdco (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by GameStop or Holdco such that the closing condition set forth in Section 7.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of GameStop or Holdco contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by GameStop by the Outside Date;

(ii)                                  if the Board of Directors of GameStop or any committee thereof has made a GameStop Adverse Recommendation Change; or

(iii)                               if, prior to receipt of the Company Stockholder Approval, the Company (A) receives a Company Superior Proposal, (B) shall have given GameStop a Notice of Company Adverse Recommendation, and (C) shall have thereafter satisfied the conditions for making a Company Adverse Recommendation Change in accordance with Section 5.2(c); provided however, that such termination shall not be effective until such time as payment of the Company Termination Fee required by Section 8.3(b) shall have been made by the Company; provided, however, that the Company’s right to terminate this Agreement under this Section 8.1(d)(iii) shall not be available if the Company is then in breach of Section 5.2.

Section 8.2                                      Effect of Termination.  In the event of termination of this Agreement by either the Company or GameStop as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of GameStop, Holdco or the Company, other than the provisions of the Confidentiality Agreement, this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided, however, that nothing herein will relieve any party from any liability for any willful and material breach by such party of this Agreement.

Section 8.3                                      Fees and Expenses.  (a)  Division of Fees and Expenses.  Except as provided in this Section 8.3, all Expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses, whether or not the Mergers are consummated, except that each of GameStop and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and any filing fee required to be paid by GameStop or the Company under the HSR Act and any similar foreign antitrust filing fee (if required).  GameStop shall not reimburse the Company, directly or indirectly, for any payment made by the Company pursuant to this Section 8.3(a).  As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all fees and expenses of accountants, investment bankers, counsel, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(b)                                 Termination Fee Payable By Company.  In the event that this Agreement

(i)                                     is terminated pursuant to Section 8.1(c)(ii),

(ii)                                  is terminated pursuant to Section 8.1(d)(iii), or

(iii)                               is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(ii) or Section 8.1(c)(i) and at such time of termination GameStop is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and (A) prior to such termination, any Person publicly announces a Company Takeover Proposal which shall not have been withdrawn and (B) within 12 months of such termination the Company or any of its Subsidiaries consummates such publicly announced Company Takeover Proposal, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 8.3(b), unless the Company Adverse Recommendation Change resulting in such termination was solely  due to  a Material Adverse Effect on GameStop (in which event there shall be no Company Termination Fee), promptly, but in no event later than two Business Days after the date of such termination, or (2) in the case of termination pursuant to clause (ii) or (iii) of this Section 8.3(b), upon the earlier to occur of the execution of such definitive agreement and such consummation, pay GameStop a non-refundable fee equal to $40,000,000 (the “Company Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to the Company by GameStop.

(c)                                  Termination Fee Payable By GameStop.  In the event that this Agreement

(i)                                     is terminated pursuant to Section 8.1(d)(ii),

(ii)                                  is terminated pursuant to Section 8.1(c)(iii), or

(iii)                               is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(d)(i) and at such time of termination the Company is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and (A) prior to such termination, any Person publicly announces a GameStop Takeover Proposal which shall not have been withdrawn and (B) within 12 months of such termination GameStop or any of its Subsidiaries consummates such publicly announced GameStop Takeover Proposal, then GameStop shall (1) in the case of termination pursuant to clause (i) of this Section 8.3(c), unless the GameStop Adverse Recommendation Change resulting from such termination was solely due to a Material Adverse Effect on the Company (in which event there shall be no GameStop Termination Fee), promptly, but in no event later than two Business Days after the date of such termination, or (2) in the case of termination pursuant to clause (ii) or (iii) of this Section 8.3(c), upon the earlier to occur of the execution of such definitive agreement and such consummation of such GameStop Takeover Proposal, pay the Company a non-refundable fee equal to $40,000,000 (the “GameStop Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to GameStop by the Company.

(d)                                 If GameStop terminates this Agreement pursuant to Section 8.1(c)(ii) as a result of a Company Adverse Recommendation Change that was made solely due to a Material Adverse Effect on GameStop, in any judicial, court or tribunal proceeding in which the payment of the Company Termination Fee is at issue, whether brought or initiated by GameStop or the Company, the Company shall have the burden of proving the Material Adverse Effect on

GameStop and that the Company Adverse Recommendation Change was solely due to such Material Adverse Effect.  If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) as a result of a GameStop Adverse Recommendation Change that was made solely due to a Material Adverse Effect on the Company, in any judicial, court or tribunal proceeding in which the payment of the GameStop Termination Fee is at issue, whether brought or initiated by the Company or GameStop, GameStop shall have the burden of proving the Material Adverse Effect on the Company and that the GameStop Adverse Recommendation Change was solely due to such Material Adverse Effect.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                      Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2                                      Notices.  All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed by telephone) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

if to the Company, to:

Electronics Boutique Holdings Corp.

931 South Matlack Street

West Chester, Pennsylvania 19382

Telecopy:  610- 430-8277

Attention:  Jeffrey W. Griffiths

with a copy to:

Klehr, Harrison, Harvey, Branzburg & Ellers LLP

260 South Broad Street

Philadelphia, PA  19102

Telecopy No.:  215-568-6603

Attention:  Leonard M. Klehr

if to GameStop or Holdco, to:

GameStop Corp.

2250 William D. Tate Avenue

Grapevine, Texas 76051

Telecopy No: 817-424-2820

Attention: R. Richard Fontaine

with a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY  10104

Telecopy No.:  212-541-1400

Attention:  Michael N. Rosen

Notices shall be deemed given upon (i) the date actually delivered in person, (ii) the date transmitted via telecopier with confirmation of receipt thereof or (iii) the next Business Day after the date sent by overnight courier.

Section 9.3                                      Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  For purposes of this Agreement:

(a)                                  “Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Entity, arbitrator or mediator.

(b)                                 “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(c)                                  “Business Day” means any day other than Saturday, Sunday or any day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

(d)                                 “Knowledge” of any Person that is not a natural Person means the actual knowledge of such Person’s executive officers;

(e)                                  “Intellectual Property” means all of the Company’s and its Subsidiaries’ rights and interest in:  (a) all United States, international and foreign patents and applications therefor; (b) all inventions (whether patentable or not), ideas, processes, inventions, invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, documentation, memoranda and records; (c) all copyrights, copyright registrations and applications therefor, material that is subject to non-copyright disclosure protections, including derivative and all other rights corresponding thereto throughout the world; (d) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (e) all proprietary databases and data collections and all rights therein throughout the world; (f) domain names, web sites and related content; (g) client information and related client or user data; (h) intellectual property rights acquired by license or agreement; (i) damages or benefit derived from any action arising out of or related to the foregoing, including laws controlling computer and Internet rights; and (j) any equivalent rights to any of the foregoing anywhere in the world.

(f)                                    “Law” means any law (including common law), statute, statutory instrument, code, ordinance, regulation, directive, legally binding rule, decree or other legally enforceable obligation imposed by a court or other Governmental Entity, and includes rules and regulations of any regulatory or self-regulatory authority;

(g)                                 “Liability” means any debt, liability, commitment, obligation, claim or cause of action of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise;

(h)                                 “Liens” means all pledges, claims, liens, options, charges, mortgages, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever;

(i)                                     “Material Adverse Effect” means, when used in connection with the Company or GameStop (including references to the “Company”), as the case may be, any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition, or results of operations of such party and its Subsidiaries taken as a whole, other than any changes, effects, events, occurrences or state of facts relating to (i) the economy or financial markets in general, (ii) product shortages and delays in product introductions consistent with those that occurred in 2004, (iii) negotiation and entry into this Agreement, the announcement of this Agreement or the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the transactions contemplated hereby (including adverse effects on results of operations attributable to the uncertainties associated with the period between the date hereof and the Closing Date), (iv) fluctuation in the party’s stock price, (v) the effect of incurring and paying Expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement and (vi) changes in GAAP after the date hereof; provided, that with respect to clauses (i)  and (ii) such changes, effects, events, occurrences or state of facts do not disproportionately affect such Persons relative to the other participants in the industries in which such Persons operate; provided, further, that, for the avoidance of doubt, compliance with (and the consequences thereof) the terms of this Agreement (including Section 6.5, except for Section 6.5(a)(vi)) shall not be taken into account in determining whether a Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement;

(j)                                     “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any subsidiary of it and for which the relevant party or a subsidiary of it has established adequate reserves, (ii) Liens for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as Liabilities on the balance sheet of the relevant party and its consolidated subsidiaries as of January 29, 2005, contained in its SEC Documents or the existence of which is referred to in the notes to such balance sheet and (iv) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the value or the continued use and operation of the assets to which they relate;

(k)                                  “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including its permitted successors and assigns); and

(l)                                     a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person.

Section 9.4                                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5                                      Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments relating to the Mergers referred to herein) and the Confidentiality Agreement, taken together with the Company Disclosure Letter and GameStop Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.10, are not intended to confer upon any Person other than the parties any rights or remedies.  Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Company Certificates.

Section 9.6                                      Governing Law.  This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.7                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Any assignment in violation of this Section 9.7 will be void and of no effect.  Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

Section 9.8                                      Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(b).

Section 9.9                                      Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10                                Amendment.  This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the GameStop Stockholder Approval; provided, however, that, after such approval, there is not to be made any amendment that by Law or stock exchange regulation requires further approval by the stockholders of the Company or the stockholders of GameStop, as applicable, without further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.11                                Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 9.12                                Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect.  In the case of any such invalidity or unenforceability, such term or other provision shall be deemed modified to give it the maximum effect permitted by applicable law.

[SIGNATURES ARE ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELECTRONICS BOUTIQUE HOLDINGS CORP.

By:	/s/ Jeffrey W. Griffiths
	Name:	Jeffrey W. Griffiths
	Title:	President and Chief Executive Officer

GAMESTOP CORP.

By:	/s/ R. Richard Fontaine
	Name:	R. Richard Fontaine
	Title:	Chief Executive Officer

GAMESTOP, INC.

By:	/s/ R. Richard Fontaine
	Name:	R. Richard Fontaine
	Title:	Chief Executive Officer

GSC HOLDINGS CORP.

By:	/s/ R. Richard Fontaine
	Name:	R. Richard Fontaine
	Title:	Chief Executive Officer

COWBOY SUBSIDIARY LLC

By:	/s/ R. Richard Fontaine
	Name:	R. Richard Fontaine
	Title:	Chief Executive Officer

EAGLE SUBSIDIARY LLC

By:	/s/ Jeffrey W. Griffiths
	Name:	Jeffrey W. Griffiths
	Title:	President and Chief Executive Officer